FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended June 30, 2006
Second Quarter EPS Jumps 18% on Record Flavor Results
     MILWAUKEE — July 14, 2006 — Sensient Technologies Corporation (NYSE: SXT) reported revenue of $282.2 million for its second quarter ended June 30, 2006, up 7.0% from the comparable quarter in 2005. Second quarter diluted earnings per share jumped 17.6% to 40 cents from 34 cents in last year’s second quarter. Results for this year’s second quarter included a gain of approximately one cent per share from the sale of a non-core minority investment.
     Revenue for the first six months of this year was $545.1 million, a 5.9% increase from the prior year’s comparable period. Diluted earnings per share for the six months ended June 30, 2006, were 74 cents compared to 61 cents in last year’s first half.
     “All our Groups show revenue growth and higher operating profits,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “The Flavors & Fragrances Group performed particularly well, reporting record quarterly revenues and operating income. We expect the Company’s strong performance to continue in the second half and into next year.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported record quarterly revenues and operating income. Revenue increased 9.2% to $188.3 million for the 2006 second quarter. Operating
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Sensient Technologies Corporation	Page 2
Earnings Release — Second quarter ended June 30, 2006
July 14, 2006
income was up 19.0% to $27.1 million compared to the second quarter of 2005. Year-to-date revenue increased 8.4% to $358.8 million and operating income was up 15.4% to $50.0 million. Group revenue in the quarter benefited from higher volumes and improved pricing, particularly within the North American flavors market. Higher sales, favorable product mix and improvements in the Company’s cost structure boosted quarterly profit.
     The Color Group’s second quarter revenue increased 1.6% to $90.5 million for the quarter ended June 30, 2006, compared to $89.1 million in last year’s second quarter. Operating income for the quarter equaled $15.8 million, up 7.8% from $14.7 million reported in the second quarter of 2005. For the past six months, revenue and operating income were $179.7 million and $31.7 million, respectively. Quarterly revenues for the Color Group reflected solid growth within food and beverage color product lines. A lower cost structure also contributed to Color Group profits.
2006 OUTLOOK
     Sensient now expects reported 2006 diluted earnings per share to be between $1.38 and $1.42.
CONFERENCE CALL
     The company will host a conference call to discuss its 2006 second quarter financial results at 10:00 a.m. CDT on Friday, July 14, 2006. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on July 14, 2006, through midnight on July 21, 2006, by calling (706) 645-9291 and referring to passcode 2726001. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
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Sensient Technologies Corporation	Page 3
Earnings Release – Second quarter ended June 30, 2006
July 14, 2006
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 4
Consolidated Statements of Earnings

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
Revenue	$282,212	$263,750	7.0	$545,136	$514,627	5.9

Cost of products sold	196,711	184,222	6.8	380,196	360,407	5.5
Selling and administrative expenses	50,373	48,922	3.0	99,037	98,736	0.3

Operating income	35,128	30,606	14.8	65,903	55,484	18.8
Interest expense	8,980	8,902		17,688	17,626

Earnings before income taxes	26,148	21,704	20.5	48,215	37,858	27.4
Income taxes	7,685	5,841		14,134	9,164

Net earnings	$18,463	$15,863	16.4	$34,081	$28,694	18.8

Earnings per common share:
Basic	$0.40	$0.34	17.6	$0.74	$0.61	21.3

Diluted	$0.40	$0.34	17.6	$0.74	$0.61	21.3

Average common shares outstanding:
Basic	45,853	46,855	(2.1)	45,829	46,795	(2.1)

Diluted	46,114	47,181	(2.3)	46,043	47,174	(2.4)

Results by Segment

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
Revenue

Flavors & Fragrances	$188,299	$172,508	9.2	$358,813	$330,893	8.4
Color	90,526	89,114	1.6	179,682	179,174	0.3
Corporate & Other	10,222	9,821	4.1	20,226	20,362	(0.7)
Intersegment elimination	(6,835)	(7,693)	(11.2)	(13,585)	(15,802)	(14.0)

Consolidated	$282,212	$263,750	7.0	$545,136	$514,627	5.9

Operating Income

Flavors & Fragrances	$27,120	$22,782	19.0	$50,013	$43,321	15.4
Color	15,836	14,692	7.8	31,681	29,456	7.6
Corporate & Other	(7,828)	(6,868)	14.0	(15,791)	(17,293)	(8.7)

Consolidated	$35,128	$30,606	14.8	$65,903	$55,484	18.8

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5
Consolidated Condensed Balance Sheets

June 30,	2006	2005
Current assets	$532,702	$510,399
Intangibles (net)	448,580	442,814
Property, plant and equipment (net)	379,348	381,670
Other assets	59,139	68,106

Total Assets	$1,419,769	$1,402,989

Current liabilities	$272,456	$206,845
Long-term debt	433,854	495,659
Accrued employee and retiree benefits	44,920	37,486
Other liabilities	8,317	14,821
Shareholders’ equity	660,222	648,178

Total Liabilities and Shareholders’ Equity	$1,419,769	$1,402,989

Consolidated Statements of Cash Flows

Six Months Ended June 30,	2006	2005
Net cash provided by operating activities	$43,635	$59,177

Cash flows from investing activities:
Acquisition of property, plant and equipment	(17,805)	(14,125)
Proceeds from sale of assets	3,150	—
Decrease in other assets	1,074	223

Net cash used in investing activities	(13,581)	(13,902)

Cash flows from financing activities:
Proceeds from additional borrowings	23,400	30,110
Debt and capital lease payments	(39,744)	(62,734)
Purchase of treasury stock	(4,563)	—
Dividends paid	(13,902)	(14,150)
Proceeds from options exercised and other	2,868	3,555

Net cash used in financing activities	(31,941)	(43,219)

Effect of exchange rate changes on cash and cash equivalents	(142)	(623)

Net (decrease) increase in cash and cash equivalents	(2,029)	1,433
Cash and cash equivalents at beginning of period	7,068	2,243

Cash and cash equivalents at end of period	$5,039	$3,676

Supplemental Information

Six Months Ended June 30,	2006	2005
Depreciation and amortization	$21,850	$23,009

Dividends per share	$0.30	$0.30

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